Exhibit 99.1

                                                                    NEWS RELEASE
                                                                    APG: TSX
                                                                    AGT: AMEX
APOLLO GOLD


     APOLLO GOLD CORPORATION ANNOUNCES 3RD QUARTER 2003 RESULTS WITH IMPROVED
                             PRODUCTION AND PROFITS



DENVER, COLORADO - November 17, 2003. Apollo Gold Corporation is pleased to announce its operating results for the third quarter of 2003. Dollars are expressed in Canadian currency unless expressed otherwise.

Revenues for the three months were $27.738 million generated from the sale of 42,695 ounces of gold. Of this total, 16,538 ounces of gold were produced from the Montana Tunnels Mine located in Montana, and 26,157 ounces of gold were produced from the Florida Canyon Mine operation located in Nevada. Total cash costs were US $275 per ounce of gold, which includes taxes, royalties and deferred stripping for the third quarter 2003.

On a consolidated basis, direct operating costs were $22.488 million for the third quarter and total costs, including non-cash, administrative, and expensed exploration were $26.858 million. Net income for the period was $528,000 or $0.01 per share. Our year to date loss is $3.535 million or ($0.07) per share compared to the year to date loss of ($0.09) per share for the second quarter ended June 30, 2003.

Our Florida Canyon Mine produced 26,157 ounces of gold at a total cash cost of US$ 285 per ounce of gold. Our Montana Tunnels Mine produced 16,538 ounces of gold at an operating cash cost of US$ 201 per ounce of gold, net of by-product credits, plus a deferred waste stripping component of US$59 per ounce of gold for a total cash cost of US$ 260 per ounce of gold.

Operating highlights for the third quarter include the completion of the new primary crusher installation at our Montana Tunnels Mine. "The crusher ran for about one half of the quarter, and the mill processed 1,267,973 tons," stated R. David Russell, our President and CEO. "Noticeable progress has been made on the stripping of the west side of the open pit as well, and we are especially pleased with the advances in production at the Montana Tunnels Mine."

Although we have not yet achieved optimum production at the Montana Tunnels Mine, and continue to have challenges meeting our west wall stripping, we are pleased that the property is now providing income. Additional trucks have also been added to the Florida Canyon operation to make up for longer haulage profiles, and we anticipate production of


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approximately 28,000 ounces of gold at our Florida Canyon operation in the four quarter of 2003.

We finished the third quarter with $44.336 million in cash reserves having just recently completed an equity offering of 22,300,000 shares. "This offering gives us the funding to insure that two of our development projects, the Standard Mine and Black Fox, are advanced to the next phase of each project, and the waste stripping along the west wall at Montana Tunnels Mine is advanced to the center of the ore body" according to Russell.

Revenues for the nine months ended September 30, 2003 were $65.0 million generated by the sale of 107,604 ounces of gold and by-products. Gold and by-product metal sales of our Florida Canyon Mine accounted for 60% of revenues while the remaining 40% came from production at the Montana Tunnels Mine. We received 82% of our revenues from gold sales and the remaining 18% from the sale of lead, zinc, and silver.

For the year ended 2003, we expect to produce approximately 108,000 ounces of gold from the Florida Canyon Mine and approximately 43,000 ounces of gold from the Montana Tunnels Mine. An additional 11,781 ounces of gold were sold in the first quarter of 2003, considered to be development material with the revenues used to offset capital expenditures, for a projected total of approximately 55,000 ounces of gold for 2003 from the Montana Tunnels Mine. Once the stripping is complete at the Montana Tunnels Mine, we look for a projected steady production rate of 65,000 - 70,000 ounces of gold per year from this operation.

In June 2003 we entered into a revolving Loan, Guaranty and Security Agreement with Standard Bank of London. As of September 30, 2003 we do not owe any amount under this agreement and all covenants have been met.

DEVELOPMENT PROJECTS
--------------------

"The Standard Mine operating permits are progressing on schedule with permitting expected to be completed in late 2004 followed by development and production anticipated to start up in 2005," says Russell. The exploration drilling program targeting an expansion of the existing Standard Mine resource and reserve was recommenced in the fourth quarter of 2003. We look forward to production rates of between 100,000 to 130,000 ounces of gold per annum from the combined Florida Canyon and Standard Mine operations.

Development drilling continues at the Black Fox Project with five drill rigs on site. An audited NI 43-101 reserve/resource report for the potential open pit portion of the project is anticipated to be completed late in the fourth quarter
of 2003 or early in the first quarter of 2004.    A plan for the phase II
development for the Black Fox project including an underground ramp, development drifting, establishing underground drill stations and boring of development shafts has been approved. The total program includes approximately 380,000 feet of exploration and definition drilling from the surface and underground. The phase II plan surface and underground project will focus on


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developing resources and reserves and will include additional detailed feasibility studies and permitting.

MANAGEMENT FOCUS:
-----------------

Our management continues to focus on the following objectives:

     - Completing the development of the Standard Mine as a satellite to the Florida Canyon operation.
     - Completing the stripping project at Montana Tunnels Mine to bring the mine into a steady state of operation.
     - Completing the development of the Black Fox Project into a new open pit/underground mining operation.
     -    Developing new opportunities to add assets to our portfolio.
     - Maintaining the momentum on our in-house exploration program to add value to our current asset base.

NEW CHAIRMAN OF THE AUDIT AND FINANCE COMMITTEE
-----------------------------------------------

We are pleased to announce that Mr. Robert A. Watts, C.A. has been appointed as Chairman of the Audit and Finance Committee effective November 13, 2003.

Mr. Watts was appointed to our Board of Directors on August 19, 2003, and now will assume the added duties of Chairman of the Audit and Finance Committee. Mr. Watts has extensive experience in the mining industry with over forty years of corporate management experience in such positions as chairman, president, executive vice-president and chief financial officer as well as numerous current directorships. Mr. Watts' educational background includes degrees in chemistry and accounting.

Mr. Watts replaces Mr. Neil Woodyer as the Chairman of the Audit and Finance Committee. Mr. Woodyer resigned as a director effective November 13, 2003. We would like to thank Mr. Woodyer for his help and insight in establishing Apollo Gold Corporation as a new gold company over the past year and a half.

ABOUT  APOLLO  GOLD  CORPORATION
--------------------------------

Apollo Gold Corporation (AGT:AMEX and APG:TSX) is a gold producer, with two operating mines in the United States, several exploration properties in the United States and Canada and other assets management considers to have exploration potential.

CONTACT INFORMATION:

Dave Young

VP Business Development
Apollo Gold Corporation


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Phone: 720-886-9656 ext. 55
Email: info@apollogold.com                       Website:     WWW.APOLLOGOLD.COM
       -------------------                                    ------------------

FORWARD-LOOKING  STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. These statements reflect our current views about future events and performance and are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, the results of independent reports, the outcome of assays and additional sampling and drilling efforts, the availability of funding for future exploration, the development of our mines and/or projects, and other factors disclosed elsewhere in our documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange and The United States Securities and Exchange Commission and other regulatory authorities.


NON GAAP MEASURES

In this press release and some of our prior press releases and other public documents, we have cited cash cost per ounce figures for our metals because we understand that certain investors use this information to determine our ability to generate cash flow for use in investing and other activities. The total cash costs and production costs per ounce data presented in our press releases and other public documents are meant to provide additional information and are not prepared in accordance with Canadian or US GAAP. Accordingly the information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

The total cash costs and production costs per ounce are calculated in accordance with The Gold Institute Production Cost Standard (the "Standard"). The Gold Institute is a worldwide association of suppliers of gold and gold products and includes leading North American gold producers. Adoption of the Standard of reporting is voluntary, and the data may not conform to other similarly titled measures provided by other precious metals companies. Cash costs per ounce are derived from amounts included in the Statements of Income and include mine site operating costs such as mining, processing administration, royalties and production taxes, but exclude amortization, reclamation costs, financing costs and capital and development and exploration. We do not change the components of these costs from period to period.

Total production costs per ounce include the non-cash components of our operating statement but do not include amounts capitalized for capital expenditures, deferred waste stripping, and exploration costs.


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